Exhibit 107

Calculation of Filing Fee Tables

424H
(Form Type)

Citigroup Commercial Mortgage Securities Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Mortgage Backed Securities	Benchmark 2023-V2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-V2	457(s)	$767,259,000	100%	$767,259,000	0.0001102	$84,551.94
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$767,259,000		$84,551.94
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$84,551.94

(1) Estimated solely for the purpose of calculating the registration fee.